Exhibit 10.3.1

FIRST AMENDMENT TO SERVICE AGREEMENT

This First Amendment to Service Agreement (this “Amendment”), dated as of July 10, 2009 (the “Effective Date”), is made by and between Parkway Properties LP, a Delaware limited partnership (“Service Provider”), and Xenith Corporation, a Virginia corporation formerly known as Xenith Bank [In Organization] (“Customer”).

RECITALS:

By Service Agreement dated as of September 26, 2008 (the “Service Agreement”) between Service Provider and Customer, Service Provider leased to Customer certain office space known as Suite 410, 1011 Boulder Springs Drive, Richmond, Virginia, and more particularly described in the Service Agreement, on the terms set forth in the Service Agreement.

Service Provider and Customer now wish to modify the Service Agreement in the manner set forth below.

FIRST AMENDMENT TO SERVICE AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Customer agree as follows:

1. Modification. Sections 55(d) and 56 of the Service Agreement are hereby deleted in their entirety and the following are substituted in lieu thereof:

“55. Funding of Improvement Costs Allowance.

. . . .

“(d) Reimbursement to Customer. Provided that no monetary Default has occurred under this Service Agreement through the date on which the reimbursement that is the subject of this paragraph is to be made, and subject to the occurrence of each of the following conditions, within thirty (30) days after (i) Customer’s occupancy of the entire Premises for the purpose of conducting business in the Premises; (ii) the Commencement Date; and (iii) Service Provider’s receipt from Customer of evidence of the Governmental Approvals (as hereinafter defined), whichever occurs last, Service Provider shall reimburse Customer for the cost of the Initial Improvements in an amount equal to the lesser of (x) the Improvement Costs Allowance; (y) the Improvement Costs; or (z) any portion of the Improvement Costs Deposit not previously refunded to Customer as provided in Section 55(c) above.

“56. Termination Option. Customer is currently using, and agrees to continue to use, commercially reasonable efforts to acquire voting control of First Bankshares, Inc., a Virginia bank holding company (“FBS”), which owns all of the outstanding capital stock of SuffolkFirst Bank, a Virginia banking corporation (the “Bank”), pursuant to a Merger Agreement dated as of May 12, 2009 (the “Merger Agreement”) between Customer and FBS. Upon closing of the merger described in the Merger Agreement (the “Merger”), the combined companies will operate as a one-bank holding company under the name Xenith Bankshares, Inc. (“Xenith Bankshares”), the Bank will change its name to Xenith Bank and Customer will cause the Bank to assume in writing all of the rights and obligations of Customer under this Service Agreement. The Merger has been approved by the boards of directors of Customer and FBS, and closing of the Merger is subject to, among other customary conditions, (i) issuance by the State Corporation Commission of Virginia of a certificate of merger, (ii) approval of the Merger by the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act, and (iii) approval of the Merger by the Virginia Bureau of Financial Institutions under Virginia Code §6.1-383.1 governing the acquisition of Virginia bank holding companies (collectively the “Governmental Approvals”). If (and only if) Customer is unable, after using commercially reasonable efforts, to obtain the Governmental Approvals and close the Merger on or before November 30, 2009, time being of the essence (the “Approval Deadline”), Customer shall have the option (the “Termination Option”) to terminate this Service Agreement and the term and estate hereby granted by giving Service Provider the Termination Notice (as hereinafter defined), and by paying the Termination Fee (as hereinafter defined) no later than the Approval Deadline, time being of the essence. If Customer shall timely exercise the Termination Option, this Service Agreement shall terminate effective as of the Termination Date, defined below. Upon receiving all Governmental Approvals, Customer shall provide evidence of the Governmental Approvals to Service Provider.

“(a) Grant of Termination Option. Subject to the foregoing provisions of this Section 56, Customer is hereby granted the Termination Option as stated above. If Customer elects to exercise the Termination Option, Customer must do so in strict compliance with the terms and conditions set forth herein.

“(b) Exercise of Termination Option. In order to exercise the Termination Option, Customer must timely deliver the “Termination Notice,” and timely pay the “Termination Fee,” to Service Provider as provided below:

“(i) Termination Notice. If Customer elects to exercise the Termination Option, as provided above, then Customer shall do so by delivering written notice of such election to Service Provider, in compliance with the Notices provision of this Service Agreement (the notice exercising the Termination Option being referred to herein as a “Termination Notice”), no later than the Approval Deadline. The effective date of such termination (the “Termination Date”) shall be the earlier of (i) fifteen (15) days after the date upon which Customer is advised in writing it will not receive all of the Governmental Approvals, or (ii) December 10, 2009. In the event that any of the Governmental Approvals is or would be denied to Customer, Customer shall provide documentation to Service Provider demonstrating to Service Provider’s reasonable satisfaction that such Governmental Approval has been or would be denied contemporaneously with Customer’s delivery of the Termination Notice. If Customer does not, for whatever reason, forward such Termination Notice to Service Provider by the Approval Deadline, then Customer’s right to exercise the Termination Option shall expire.

“(ii) Termination Fee. In the event that Customer elects to exercise the Termination Option, Customer shall pay to Service Provider a fee (the “Termination Fee”) to be calculated and paid in accordance with the terms of this paragraph. The Termination Fee shall be paid by Customer to Service Provider contemporaneously with Customer’s delivery to Service Provider of the Termination Notice, and shall consist of the entire amount of the Improvement Costs Allowance, less any portion of the Improvement Costs Deposit paid by Customer to Service Provider under Section 55(b) above, for which no reimbursement to Customer has been made by Service Provider under Section 55(d) above as of the date on which the Termination Notice is delivered to Service Provider, plus the Generator Costs incurred by Service Provider as of such date. The parties acknowledge and agree that the Termination Fee does not constitute a penalty, but rather is the parties’ reasonable pre-estimate of a portion of Service Provider’s probable loss in the event that Customer elects to exercise the Termination Option. Customer shall not be entitled to a refund of any portion of the Termination Fee, regardless of whether Service Provider leases all or any portion of the Premises to a third party, at any time after receipt of the Termination Notice.

“If Customer fails to deliver the Termination Notice or the Termination Fee to Service Provider within the time permitted hereby, or if Customer does not effectively exercise the Termination Option in accordance with the terms hereof, or if all the terms and conditions set forth above for the exercise of the Termination Option are not entirely satisfied, then (a) this Service Agreement shall continue beyond the Termination Date, and Customer shall continue to be bound by the terms of this Service Agreement as if the Termination Option had not been exercised; and (b) the Termination Fee, or portion thereof, paid by Customer, if any, shall be returned to Customer (unless an event of Default then exists under this Service Agreement, in which case Service Provider may apply the Termination Fee, or portion thereof, paid by Customer toward the amount then due under this Service Agreement and return the balance, if any, to Customer).

“(c) Effect of Exercise of Termination Option. If Customer exercises the Termination Option in accordance with the terms hereof: (a) Customer shall be fully liable for the payment to Service Provider of all Rent and other charges owed under this Service Agreement which shall become due through and including the Termination Date, and for the prompt and complete performance of all terms and conditions of this Service Agreement, through and including the Termination Date; (b) Customer shall surrender the Premises to Service Provider in accordance with the terms of this Service Agreement no later than the Termination Date; (c) if Customer shall remain in possession of the Premises beyond the Termination Date, then Customer shall be a tenant holding over as provided in this Service Agreement; and (d) all obligations of the parties which would survive the expiration of this Service Agreement shall also survive the early termination of this Service Agreement.

“(d) Termination Option Personal to Customer. The Termination Option is not transferable. The parties hereto acknowledge and agree that they intend that the Termination Option shall be “personal” to Customer, and that in no event shall any assignee or subtenant of Customer have any right to exercise the Termination Option set forth herein, notwithstanding any prior approval by Service Provider of the assignment of this Service Agreement or the subletting of the Premises.”

2. Ratification. Except as expressly modified hereby, the terms and provisions of this Service Agreement are hereby ratified and confirmed and remain in full force and effect. In the event of any inconsistency between the provisions of this Service Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern and control.

3. Execution in Counterparts. To facilitate execution, the parties hereto may execute this Amendment in counterparts. All counterparts of this Amendment shall be deemed to constitute a single agreement. Counterparts of this Amendment, when executed, may be delivered by facsimile or electronic mail transmission and shall have the same force and effect as if such counterparts bore the original signature of the party or parties thereto.

IN WITNESS WHEREOF, this First Amendment to Service Agreement is executed, and all provisions shall be effective, as of the Effective Date.

Service Provider:		Customer:

Parkway Properties LP		Xenith Corporation

By:	Parkway Properties General Partners, Inc.
Its General Partner

By:	/s/ James M. Ingram	By:	/s/ Thomas W. Osgood
Name:	James M. Ingram	Name:	Thomas W. Osgood
Its:	Ex. VP & CIO	Its:	CFO/CAO
Date:	July 10, 2009	Date:	July 10, 2009